UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2012

BIONEUTRAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-149235	26-0745273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Madison Avenue, Suite 400, Morristown, New Jersey		07960
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 285-3373

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

On October 2, 2012, BioNeutral Group, Inc. (the “Company”) announced, jointly with Barnabas Health of West Orange, New Jersey, the results of an initial collaborative research program (the “Research Program”).  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The White Paper

In conjunction with Company’s announcement Barnabas Health issued a White Paper describing the Research Program and its results which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Exposures to blood and/or body fluids from used surgical instruments continue to occur on a daily basis.  Other than engineering and work practice controls, there is little else available to protect healthcare workers responsible for cleaning used instruments.  This Research Program was performed to determine the feasibility of using a disinfectant/sterilant chemical as a pre-treatment for used surgical instruments to protect healthcare workers from exposure to blood and/or body fluids when processing contaminated surgical instruments.  The Research Program included using the chemical in a variety of settings including exposure to human blood that had dried for twelve (12) hours.  The results of the Research Program confirm that the Ygiene 206 chemical may be used to disinfect surgical instruments as a precursor to cleaning and prior to terminal sterilization.

In this Research Program of about fifty (50) surgical instruments conducted at Saint Barnabas Medical Center, a Barnabas Health facility, Ygiene 206 Sterilant was shown to effectively remove microorganisms in the presence of blood from contaminated surgical instruments in 90 seconds to two minutes.  In this controlled and limited study, Ygiene 206 was effective as a disinfectant in the presence of blood on surgical instruments even when the surgical instruments were grossly soiled and remained in the closed position.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by the Company on October 2, 2012.

99.2	White Paper

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

October 3, 2012	BIONEUTRAL GROUP, INC.

By: /s/ Mark Lowenthal
Name: Mark Lowenthal
Title: Chief Executive Officer and President